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                           ADOBE SYSTEMS INCORPORATED

                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 33-10753, No. 33-18986, No. 33-23171, No. 33-30976, No. 33-36501, No. 33-38387,
No. 33-48210, No. 33-63518, No. 33-78506, No. 33-83030, No. 33-83502, No. 33-
83504, No. 33-84396 and No. 33-86482) on FORM S-8 of Adobe Systems Incorporated of our report dated January 28, 1994, relating to the consolidated balance sheet of Aldus Corporation as of December 31, 1993 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1993, appearing on page 95 of this FORM 10-K.


                                   Ernst & Young LLP



Seattle, Washington
February 13, 1995